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                                                                    Exhibit 99.2

Global Power Equipment Group Conference Call       April 30, 2002     10:00 a.m.

Operator: Good morning and welcome to the first quarter 2002 earnings conference call for April 30th, 2002. Your host for today is Bob Zwerneman. Mr. Zwerneman, please go ahead.

Bob Zwerneman: Thank you, Samantha. Good morning, everyone. I would like to welcome you to Global Power Equipment Group's first-quarter 2002 earnings conference call. Joining me on today's call is Mr. Larry Edwards, Global Power Equipment's chief executive officer, and Mike Hackner, our chief financial officer.

I assume everyone has received a copy of our earnings release from yesterday. However, in the event you have not, please contact Ms. Susan Stone at 918-488-0828--that's 918-488-0828--and she will either fax or e-mail a copy to you immediately. You can also visit our website at www.globalpower.com to find a copy of our release on our home page. There is also a link to a presentation of select information on that home page which we will be sharing with everyone this morning. If you go to www.globalpower.com/1q02--that's 1q02--you will find the slides. It is case sensitive and it's all lower case. If you do not have access to the internet and would like a copy of the slides sent to you, again please contact Susan Stone and we will arrange to send you a copy. Her number again is 918-488-0828.

Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call we will be making forward-looking statements relating to results of operations, benefits of certain initiatives, outlooks for the markets we serve, and certain aspects of our sales strategies. Such statements are made based on management's beliefs as well as assumptions made by and information currently available to management pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that can cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in Global Power's Form 10-K for the period ending December 29th, 2001.

With that, I will now turn the call over to Larry Edwards.

Larry Edwards: Thanks, Bob. Good morning, everyone. Hopefully all of you found the slides we'll be presenting this morning. If you have, please go forward to slide number 3 which gives you a brief outline of what we will cover today. The power generation market within the United States continues to fall since last fall's developments, which has led to the cancellation of several domestic power projects. And as I believe many of you know, a couple of gas turbine manufacturers have signaled a reduction in projected turbine output forecast for the United States next year. This topic has been widely reported and factored into the financial markets and

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evaluations. However, we believe investment focus has been strictly on the short term and not what lies on the horizon.

We are beginning to see some very encouraging developments within our business segments that I want to share with everyone this morning. I think many of you will understand why we believe Global Power Equipment Group offers unique value for long-term investors. However, before I describe these opportunities in detail, I will let Mike Hackner discuss the first quarter financial results. Mike.

Mike Hackner: Thanks, Larry. Good morning, everyone.

If you would turn to slide number 4, we'll look at some of the highlights from the income statement. As you were able to see from yesterday's press release, Global Power Equipment's 2002 financial results remain strong and consistent with our earlier guidance. Our first-quarter revenues of $204-million were up $47.4-million from what we recorded in the comparable quarter last year and down 5.4% sequentially from our record performance in the fourth quarter of 2001. As reported, our net income totaled $15.2-million, or 33(cent) per diluted share.

Beginning his quarter, our financial exclude any charges related to goodwill amortization. We previously communicated the benefit of this would be approximately 1/2(cent) per quarter. Even considering this minimal effect, our earnings per share in the most recent quarter would have easily rounded to 33(cent) per share. Our EBITDA for the first quarter totaled $27.2-million compared to $18.6-million for the same quarter last year. Our gross margin for the first quarter, up $36.7-million, was 18.0%, down from the December 2001 quarter by 1.1%, yet above the first quarter of last year.

We continue to reposition the company's manufacturing focus to lower-cost international supply sources. During the first quarter, we informed the work force at our Fort Smith, Arkansas, plant that we would close that facility permanently in April. The decision was based entirely on the cost structure of that facility, and we had already secured replacement capacity to offset that closure in other locations around the globe, primarily in Rumania, China and at our own low-cost facilities in Mexico. We have also scaled back operations at other U.S.-based plants where possible. We have not taken, nor will we be taking, any material charges related to the closure or downsizing at those locations.

We held the line on SG&A costs during the first quarter; however, our interest expense was up slightly from the December quarter due to borrowings related to the timing of modified payment terms for work performed in our heat-recovery segment. This work was completed and delivered during the first quarter. Billings for three projects were deferred relative to our normal terms as part of a multi-unit deal with one of our major customers. The billings were made in March and April, with collections of nearly $70-million to be received during the second quarter. Payments on these contracts will allow us to once again eliminate all borrowings under our revolver and further pay down our long-term debt.

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As I stated in February, changing market conditions could product competitive pressures and have a muting effect on our future earnings results. We are seeing this come true to a small extent. Moreover, in our OEM business, we had made some concessions to secure an even larger position with some of those customers. The effectiveness of our diverse and low-cost model allows us to make those decisions without affecting the bottom line significantly. This is the basis for our continued belief that we can achieve a gross margin averaging between 17.5 and 18% for the current fiscal year.

If you would turn to slide number 5, you will see the breakout of our revenue on both a segment and a geographic basis. Our heat-recovery equipment segment posted strong revenues of $120.1-million in the first quarter, an increase of 29.3% above last year. The heat-recovery segment accounted for 59% of consolidated revenues. Our auxiliary power equipment segment also posted strong results, with revenues of $83.4-million for the first quarter, an increase of 31.8%. Geographically, 87.2% of our quarterly revenue originated within the U.S. market. Larry will address both the backlog as well as the sales pipeline in a few minutes. He will also discuss how the mix is beginning to shift toward the international market.

Turning to slide number 6, I want to point out the cash flow for the quarter. During the quarter, our working capital needs increased in tandem with increased sales and as a result of the payment terms on the large contracts that I had discussed earlier. Our average DSO for the first quarter was 67 days compared to 45 days in the same period last year and 52 days in the fourth quarter of 2001. Upon receipt of the payments for the projects mentioned earlier, DSO should return to normal levels around 50 days, and we fully expect to pay off the revolver debt during the second quarter.

Turning to slide number 7, we'll discuss our sales backlog. New order bookings during the quarter were higher than the fourth quarter but slightly below a year ago. As a result, our firm backlog at the end of March amounted to $487-million compared to $557-million at the end of December and $632-million a year ago. As stated in our earnings press release yesterday, we continue to leave the guidance unchanged from our February expectations and believe the current consensus of $1.06 in diluted earnings for the current year is a good figure. We are holding our CAPEX number unchanged as well at between $5- and $6-million for this year. That, when placed against our expected EBITDA level of between $80-and $90 million, would produce a very strong cash flow that is available to pay down our long-term debt.

Turning to slide number 8, this is a schedule we have used in the past to discuss any relevant changes in our financial situation and performance. During the first quarter, where our bookings fell below our revenues, particularly in the heat-recovery segment, our billings and excessive costs declined and, as shown on this slide, continues to pull down our trailing 12-month average working capital. I explained our decision to selectively alter the payment terms for a large well-capitalized customer on a multiple-

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unit order during our previous earnings call in February. The effects of these contract provisions continue to flow through our cash generation and usage, but will not be a factor at the end of the second quarter. Despite a slight rise in our revolver debt during the quarter, our debt-to-cap ratio remains very manageable at 56%. Based upon our current internal models, we believe that ratio could decline to between 30 and 35% by the end of the year, other things held constant.

Besides our sector leading gross margins, our return on equity and return on capital remains significantly higher than other engineering, manufacturing or ENC firms that operate within the power-generation sector. We believe that is a distinguishing characteristic of our management team's ability to focus on operations, and the strong recent results continue to prove it.

I will now turn the call back to Larry.

Larry Edwards: Thank you, Mike. I would now like to describe what steps we're taking at Global Power Equipment Group as the market place continues to shift from a domestic to an international focus. As many of you know, we're not a company that releases the details of many of our new orders or awards. The reason for silence is twofold. First, our OEM customers (General Electric, Siemens Westinghouse, Mitsubishi, (inaudible) and others) prefer that we not disclose details about their customer relationships.

Another reason behind our low-profile approach is tied to the competitive nature of the market place. By not divulging the details of a project that may be taking place in either Indonesia or Indiana, we avoid the risk of disclosure details that a competitor might use against us with one of our own partners or our customers. For the most part, we're the only public company operating in many of our market segments and disseminating detailed moves puts us at a disadvantage.

However, without talking about specific orders, I would like to provide some insight on our activity by sharing with you what is taking place in the markets for our products around the globe. In the most recent quarter, our new orders were down over 55% from last year's record bookings. However, to keep things in perspective, in the first quarter of last year, we booked 40% of our total 2001 book of new orders. The better news is orders in the first quarter of 2002 picked up sharply from the end of 2001, which, as we indicated in our last call, was very poor. Sequentially, new orders rose 62% from the fourth quarter of 2001. What we are starting to see, as we had signaled to everyone, is a mix of businesses beginning to shift outside of the United States. Offshore orders were up 46% from a year ago and represented nearly 30% of our new business, compared to less than 9% in the same period last year. No doubt about it, the United States market has cooled off and continues to adjust to the cancellations, delays and asset sales announced by some IPPs and developers.

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However, in the past 90 days, we have received orders in over 15 states as well as Canada and Mexico. Outside of the Americas during the first quarter, we received new orders for jobs in Brazil, Chile, France, Germany, Holland, Indonesia, Israel, Italy, Kuwait, Malaysia, the Philippines, Nigeria, Spain, Saudi Arabia, the UAE, Qatar and China. I have some specific comments on China that I will cover in a few minutes.

Our $487-million backlog was about where we expected it would be at the end of March, and may drop another $30- to $50-million during the current quarter until stronger international orders begin flowing through our books. As Mike stated, we continue to believe our firm backlog, coupled with increasing international business, should help us achieve the 2002 earnings estimate we guided to on our last conference call and yesterday's press release.

As spelled out in our earnings press release, 30(cent) out of every dollar of new bookings in the first quarter originated from outside the United States, and we expect this trend to continue and actually gain pace over the next several years. Prior to the surge in new orders for the United States, which began in late 1998 (five years ago), some 70% of our business originated outside of the U.S. What is important to remember is the same customers that we deal with in the United States are largely the same companies we deal with internationally, whether an OEM like General Electric of Siemens Westinghouse or Duke Power, Shell, Exxon Mobil or a local customer in Saudi Arabia we've known for 20 years.

Earlier this year, I spent a week in China firming up some relationships with potential customers as well as securing a commitment from one of our Chinese manufacturing partners to double the size of their manufacturing capacity. In a couple of weeks I'll be going back to China for a week of additional business meetings. Let me say what many capital-goods manufacturers across a number of industries realized and probably share with many of you: the potential in China is enormous. With over 1.2-billion people and a massive economy poised to undergo explosive growth, the need for infrastructural components like power is an inviting opportunity. We've always stated that we follow the turbines around the globe, and the next large market beyond the build-up taking place inside the United States will be in China. And like the United States, many of the new power plants will be natural-gas-fired turbines.

Two days ago, I reviewed a research paper focusing on the natural-gas sector within China. It is a fascinating overview of the development of new gas fields in China in the northwest portion of the country: the development of a $5-billion, 4,200-kilometer pipeline known as the West-East Pipeline, ultimately linking the gas fields in the west to the coastal cities on the east such as Shanghai. We've known about this project for quite some time now. What is new in this paper is now China's central government clearly is planning to time the development of downstream needs for power generation to the availability of gas from the western part of the country. The pipeline is slated to be complete in 2004, with additional distribution note added to localized markets around the same time. To foster that accelerated schedule, the Chinese government is

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allowing foreign investment in both transportation and distribution networks. No doubt China will experience some fits and starts before natural gas markets function as smoothly as what we have in the United States, but where there is a strong demand to spur industrialization in their country, the central government of China moves with determination.

Keep in mind that if the planning arising for combined-cycle power plant is roughly a 36-month exercise, and if the pipeline is completely finished by 2006 or 2007, the first wave of orders for natural-gas turbines could come in 2003 or 2004 and help significantly offset the decline in the United States.

How many plants are the Chinese talking about? The figures are extremely encouraging. Most experts are talking about exponential growth for several years that by 2006 could exceed what the United States will add this year by a considerable amount. Do we take these figures at face value? We want to, but we realize the hurdles that must be overcome, including the power sales agreements, transparent pricing mechanisms for both natural gas and electrical power, and financing and ownership agreements. I hope to learn more about these issues during my trip, and we will revisit this topic in future discussions with everyone.

With that, Mike and I would like to take your questions.